Exhibit 10.36
RIGHT OF PURCHASE AND RIGHT OF FIRST REFUSAL AGREEMENT
This Right of Purchase and Right of First Refusal Agreement (the “Agreement”) is entered into as of March 27, 2008, by Quepasa Corporation, a Nevada corporation (“QPSA”) and BRC Group, LLC, a California limited liability company (“BRC”), Richard Copeland (“Copeland”), and Brad Rothenberg (“Rothenberg”). Copeland and Rothenberg are hereinafter individually and collectively referred to as the “Majority Members.”
RECITALS
A. QPSA has agreed to extend to BRC an interest-free loan in the amount of $600,000.00 (the “Loan”), to be evidenced by a Loan Agreement and certain other documents (individually and collectively, the “Loan Documents”).
B. To induce QPSA to agree to enter into the Loan Documents and to make the Loan evidenced by the Loan Documents, BRC and the Majority Members have agreed to grant QPSA certain rights with respect to the purchase of one hundred percent (100%) of the issued and outstanding Equity Interest (as defined below) of BRC in accordance with the terms and conditions of this Agreement.
C. The parties understand and agree that the terms and conditions of this Agreement are separate from and independent of the Loan Documents, except as otherwise provided herein.
AGREEMENT
1. Right of Purchase Equity Interest.
(a) Anytime between September 1, 2008 and August 31, 2009, QPSA shall have the right to offer to purchase from the Majority Members not less than 100% of the issued and outstanding Equity Interests of BRC. For purposes of this Agreement, the term Equity Interest means any class or series of equity interest in the Company issued and outstanding at any time, as evidenced by the Company’s Articles of Organization and Operating Agreement in effect from time to time, and any other securities or interests into which such Equity Interests may be converted from time to time, together with all rights associated therewith, including, without limitation, voting rights, rights to distributions, allocations of profit or loss, profits interests, preferences, priorities, preferred returns, and any other rights associated with any such Equity Interests. Notwithstanding the foregoing, in the event that QPSA does not advance the loan amount of Two Hundred Fifty Thousand Dollars ($250,000) to BRC on September 1, 2008, as provided in the Loan Documents, QPSA’s rights under this Section 1 shall not commence until QPSA has advanced such loan amount to BRC.
(b) The purchase price for the Equity Interests shall be paid in the common stock of QPSA, par value $0.001 per share (the “Shares”), which Shares need not be registered and shall constitute restricted securities. The Shares shall be restricted to comply with any applicable federal or state securities laws. The purchase price for the Equity Interest shall not be less than $2,000,000, nor more than $4,800,000, but shall be payable solely in Shares; provided that the value of the Equity Interests shall be determined after deducting from BRC’s value all indebtedness owed by BRC, including the unpaid principal balance of the Loan. At the time of the purchase of the Equity Interests, the Shares of QPSA used to pay the purchase price shall be traded on the Over-the-Counter Pinksheets or another recognized securities exchange at an average price of not less than $5.00 per Share, determined during the 30-day period prior to QPSA’s issuance of the written offer to the Majority Members. If for any reason the average price of QPSA’s Shares exceeds $5.00 per Share, QPSA may, in its discretion, reduce the number of Shares offered. The Majority Members shall have the right to accept or reject QPSA’s offer, provided that if such offer is not accepted within 15 business days after the date QPSA’s written offer is delivered to the Majority Members (the “Offer Date”), QPSA may withdraw the offer. Nothing in this Agreement shall require that QPSA make any offer to the Majority Members for the purchase of 100% of the Equity Interests nor shall the Majority Members be obligated to accept any offer made by QPSA under this Section.
(c) If the Majority Members elect to accept QPSA’s offer made under this Section 1, the Majority Members covenant and agree that prior to the closing of QPSA’s purchase of 100% of the Equity Interests, the Majority Members will purchase from the minority members of BRC, at the sole expense of the Majority Members, all Equity Interests owned by such minority members and shall cause such Equity Interests to be delivered to QPSA at the closing. Compliance with the covenants of this paragraph by the Majority Members shall be a condition precedent to QPSA’s obligation to pay for and close the purchase of 100% of the Equity Interests.
(d) The closing of the purchase contemplated by the QPSA offer shall occur at the offices of QPSA sixty (60) days following the date the Majority Members accept the QPSA offer to purchase 100% of the Equity Interests.
2. Third Party Offers; Right of First Refusal.
(a) If, during the period from September 1, 2008, through August 31, 2009, any person delivers a bona fide offer to BRC or the Majority Members (i) to purchase any portion of the issued and outstanding Equity Interests of BRC, or (ii) to purchase substantially all of the assets of BRC (in either case, the “Original Offer”), or (iii) to cause the Company to merge with or to engage in a share or equity exchange or any similar transaction which would result in the sale of BRC, substantially all of its assets or a majority interest of its Equity Interests, to any other entity or person, and if said Original Offer is one which the Majority Members desire to accept, then the Majority Members, or, if applicable, BRC, and if said offer is one which the Majority Members desire to accept, then BRC shall give written notice to QPSA of the Original Offer (the “Purchase Notice”). The Purchase Notice shall include a complete copy of the Original Offer and all letters and correspondence relating thereto, including, without limitation, any valuation analysis. QPSA shall have the number of days after receipt of the Purchase Notice that is equal to the number of days BRC is entitled to accept the Original Offer under the terms of the Original Offer (the “ROFR Exercise Period”) within which to notify the Majority Members or BRC, as applicable, in writing that it will purchase either all of the Equity Interests or all of the BRC’s assets on substantially the same terms set forth in the Purchase Notice (the “ROFR Exercise Notice”); provided that the Exercise Period shall in no event be for a period of less than ten days. Upon receipt by the Majority Members or BRC, as applicable, of the ROFR Exercise Notice, the Majority Members or BRC, as the case may be, shall be obligated to sell the Equity Interests or the assets of BRC, as applicable, to QPSA, on the terms and conditions set forth in the ROFR Exercise Notice, and QPSA shall be obligated to purchase such property on the same terms. If for any reason QPSA fails to deliver the ROFR Exercise Notice within the ROFR Exercise Period specified above, BRC and the Majority Members shall be free to sell the Equity Interests or the BRC assets free and clear of any rights of QPSA under this Agreement.

(b) QPSA shall have until sixty (60) days from the date the ROFR Exercise Notice is delivered to consummate and close the purchase of the Equity Interests from the Majority Members or the assets from BRC, as applicable.
(c) The purchase price for the Equity Interests or the BRC assets, as applicable, shall be payable to the applicable party in the consideration specified in the Original Offer, and at the time or times specified in the Original Offer, unless the holders of the Equity Interests or BRC, as applicable, agrees to accept some or all of the purchase price in the stock of QPSA. The foregoing notwithstanding, with respect to any consideration payable BRC under this Section, QPSA shall be entitled to deduct the unpaid principal balance of any Loan as a credit against any purchase price due BRC for the assets.
(d) Notwithstanding the foregoing, in the event that QPSA does not advance the loan amount of Two Hundred Fifty Thousand Dollars ($250,000) to BRC on September 1, 2008, as provided in the Loan Documents, QPSA’s rights under this Section 2 shall not commence until QPSA has advanced such loan amount to BRC.
3. Failure to Close on Original Offer; Extension of Right of First Refusal. If for any reason the sale of the Equity Interests or the BRC assets to a third party is not closed within the time contemplated by the Original Offer, and if QPSA has not elected to exercise its rights under this Agreement, QPSA’s rights under this Agreement shall revive and QPSA shall have the identical right of first refusal set forth above in the event of any subsequent offer by any person, including the person who extended the Original Offer, for the duration of the term of this Agreement.
4. Injunctive Relief. If for any reason BRC or the Majority Members should violate Section 2, BRC and the Majority Members acknowledge that QPSA would be irreparably harmed and that monetary damages would not be an adequate remedy and QPSA shall be entitled to obtain, and neither BRC nor the Majority Members shall oppose, the issuance of a temporary, preliminary and final injunction barring the sale of Equity Interests or, if applicable, barring the occurrence of any Sales Event until the provisions of this Section are carried out in full. The Majority Members, BRC and QPSA each agree to negotiate in good faith in the event this Section becomes applicable.
5. Event Preventing Exercise of Right of First Refusal. If any event, order, stay or other occurrence exists which, as a matter of law, prevents QPSA from exercising any right or option it may hold under this Agreement, QPSA’s rights shall continue hereunder unaffected and QPSA shall have the rights described in Sections 3 and 4 for ninety (90) days after the date such legal impediment to the exercise of such right is removed or stayed by a final, non-appealable judgment.

6. Expiration of Rights. This Agreement and the rights granted QPSA under this Agreement shall terminate at 11:59 p.m. August 31, 2009.
7. Non-Contravention. Notwithstanding any other provision of this Agreement, BRC and the Majority Members covenant and agree not to take any action that, directly or indirectly, would result in the contravention or negation of QPSA’s rights under this Agreement. Prior to undertaking any negotiation with any person interested in purchasing the Equity Interests or the assets of BRC, BRC and the Majority Members shall advise any such person of the existence of this Agreement and of QPSA’s rights hereunder and shall notify QPSA of any negotiations or discussions.
8. Remedies. In addition to any other remedies provided in this Agreement, if BRC or any of the Majority Members should breach or default in any provision of this Agreement or in the performance of the terms and conditions hereof, QPSA shall be entitled to any remedies available at law or in equity, including, without limitation, damages and injunctive relief.
9. Notices. All notices and other communications required under this Agreement from any party to the other shall be mailed by first class registered or certified mail, postage prepaid, or sent by overnight carrier (or sent by confirmed telecopy) to the address of the parties set forth below, and shall be in writing. If any address changes, the party whose address has changed shall be obligated to deliver to the other parties a new address to which notice may be given. Notices shall be sent as follows:

If to QPSA:	Quepasa Corporation
Attention:
7550 East Redfield Road
Suite A
Scottsdale, Arizona 85260
Phone:
Fax:

If to BRC:	BRC Group, LLC
Attention: Richard Copeland
425 2nd Street
Suite 505
San Francisco, California 94107
Phone:
Fax:
If to Lender:

If to the Majority Members:	Richard Copeland
425 2nd Street
Suite 505
San Francisco, California 94107

and

Brad Rothenberg
1968 Pennsylvania
San Francisco, California 94107
10. Governing Law. This Agreement shall be governed by the substantive laws of the State of Arizona, without regard to conflict of law principles.
11. No Assignment. No party hereto may assign their respective rights or obligations hereunder, whether voluntarily or by operation of law, without the prior written consent of the others. A change in ownership of fifty percent (50%) or more of the ownership interests of QPSA shall be considered an assignment for the purposes of this Section. Any assignment in contravention of this provision shall be void. Notwithstanding the foregoing, BRC shall not withhold its consent for an assignment by QPSA unless such assignment is to a party that competes with BRC.
12. Miscellaneous. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such illegal or unenforceable provision shall not affect any other provision of this Agreement.
13. Independence from Loan. The provisions of this Agreement shall be separate and independent from the Loan Documents and the Loan evidenced thereby except as provided in this Agreement and the Loan Documents; provided, however, that a breach of this Agreement shall also constitute a breach of the Loan Documents.
IN WITNESS WHEREOF, the parties have executed this Agreement as of date first written above.

“QPSA”

Quepasa Corporation, a Nevada corporation

By:	/s/ Michael D. Matte

Its:	Chief Financial Officer

“BRC”

BRC Group LLC, a California limited liability company

By:	/s/ Richard Copeland

Richard Copeland, Manager

By:	/s/ Brad Rothenberg

Brad Rothenberg, Manager

“Majority Members”

/s/ Richard Copeland

Richard Copeland

/s/ Brad Rothenberg

Brad Rothenberg